EXHIBIT 99.2

Contact: Timothy P. Walbridge

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD SECOND QUARTER EARNINGS

www.1stcent.com

Redlands, California—July18, 2003— 1st Centennial Bancorp (OTCBB: FCEN) today announced second quarter operating results. The company reported earnings for the quarter ending June 30, 2003 of $472,000, compared to earnings of $367,000 for the second quarter 2002, representing a 29%, or $105,000 increase. Basic earnings per share were 34 cents for the current quarter compared to 29 cents for the same period last year. Diluted earnings per share were 33 cents for the current quarter compared to 29 cents for the same period last year. YTD net income was reported at $941,000 at June 30, 2003 compared to $793,000 at June 30, 2002, and increase of 19%, or $148,000. Year to date basic earnings per share were 71 cents in 2003 compared to 63 cents in 2002, and diluted earnings per share of 68 cents for year to date 2003 compared to 63 cents for the same period in 2002. Total assets reached a record high of $234 million at June 30, 2003, up from $202 million at June 30, 2002.

Total net loans increased $25 million, or 18% from $138 million to $163 million from June 30, 2002 to June 30, 2003. Deposits, at $201 million, represent an increase of $21 million, or 12% from $180 million for the same period. The growth in assets, loans, and deposits was due to the continued success of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are proud to report the highest second quarter earnings in the history of the Company. The increased income is a direct result of management’s financial strategy of quality loan and deposit growth, along with capitalizing on the benefits of enhanced ancillary banking products and services.”

Patrick J. Meyer, Chairman of the Board stated, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence and support. We look forward to expanding our opportunities in the marketplace of San Bernardino, Riverside, Orange, and San Diego Counties.”

In May, the Company completed the sale of 225,000 shares of its common stock, all of which were offered directly by 1st Centennial Bancorp. The Company will use the net proceeds from the offering, totaling approximately $4.8 million, for general working capital purposes.

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries
Consolidated Statements Of Condition (Unaudited)
	June 30,	June 30,
	2003	2002
	(In thousands, except per share data)
Assets:
Cash and due from banks	12,024	13,568
Federal funds sold	9,995	3,385

Total cash and cash equivalents	22,019	16,953

Interest-bearing deposits in financial institutions	5,071	4,265
Investment securities, available for sale	28,672	30,713
Federal home loan bank stock, at cost	356	501
Loans, net	163,319	138,085
Accrued interest receivable	793	928
Premises and equipment, net	2,708	2,596
Goodwill	4,180	4,180
Other assets	7,132	3,958

Total Assets	$234,250	$202,179

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	63,221	48,565
Interest-bearing and NOW accounts	52,660	51,022
Savings	17,738	19,989
Time deposits $100,000 or greater	38,406	30,122
Other time deposits	29,209	30,366

Total Deposits	201,234	180,064

Accrued interest payable	298	134
Borrowings from federal home loan bank	2,500
Long-term debt		3,750
Redeemable preferred securities of subsidiary trust holding solely junior subordinated debt	6,000
Other Liabilities	947	1,966

Total Liabilities	210,979	185,914

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,500,570 and 1,202,119 shares at June 30, 2003 and 2002 respectively	6,002	4,808
Additional paid-in-capital	14,429	9,100
Retained earnings	2,545	2,045
Accumulated other comprehensive income (loss)	295	312

Total Shareholders’ Equity	23,271	16,265

Total Liabilities and Shareholders’ Equity	$234,250	$202,179

1st Centennial Bancorp and Subsidiaries Consolidated Statements Of Earnings (Unaudited)
	6 Months Ended		3 Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Interest Income:
Interest and fees on loans	7,237	6,049	3,719	3,207
Deposits in financial institutions	114	105	57	45
Federal funds sold	36	84	32	51
Investments	597	799	301	390

Total Interest Income	7,984	7,037	4,109	3,693

Interest Expense:
Demand and savings deposits	270	192	134	102
Time deposits $100,000 or greater	452	489	219	232
Other time deposits	196	422	93	160
Interest expense on borrowed funds	184	150	94	94

Total Interest Expense	1,102	1,253	540	588

Net Interest Income	6,882	5,784	3,569	3,105

Provision for loan losses	210	161	120	80
Net interest income after provision for loan losses	6,672	5,623	3,449	3,025

Other Income:
Customer service fees	675	546	334	264
Gain from sale of loans	327	339	230	95
Other income	405	275	231	198

Total Other Income	1,407	1,160	795	557

Other Expenses:
Salaries and employee benefits	3,794	2,771	1,959	1,389
Net occupancy expense	776	683	403	352
Other operating expense	2,075	2,183	1,176	1,346

Total Other Expenses	6,645	5,637	3,538	3,087

Income before provision for income taxes	1,434	1,146	706	495

Provision for income taxes	493	353	234	128
Net Income	$941	$793	$472	$367

Earnings per share:
Basic	0.71	0.63	0.34	0.29
Diluted	0.68	0.63	0.33	0.29